UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2017

Stratus Properties Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37716	72-1211572
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

212 Lavaca St., Suite 300
Austin, Texas	78701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (512) 478-5788

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

As previously reported, on October 4, 2016, Stratus Properties Inc.’s (“Stratus”) wholly owned subsidiary Stratus Lakeway Center, LLC (“Seller”) entered into an agreement of sale and purchase (the “Initial Purchase Agreement”) with TA Realty, LLC, a Massachusetts limited liability company (“TA Realty”), pursuant to which Seller agreed to sell The Oaks at Lakeway to TA Realty for $114.0 million in cash. As reported, the closing of the transaction was subject to the satisfaction or waiver of a number of significant closing conditions, including a 45-day inspection period during which TA Realty could terminate the Initial Purchase Agreement in its sole discretion and on November 18, 2016, TA Realty terminated the Initial Purchase Agreement.

The parties remained in active negotiations following the termination and have completed the transaction on substantially the same terms as provided in the Initial Purchase Agreement. Specifically, Seller entered into a new agreement of sale and purchase (the “New Purchase Agreement”) with FHF I Oaks at Lakeway, LLC, a Delaware limited liability company and an affiliate of an advisory client of TA Realty (“Purchaser”) for the sale of The Oaks at Lakeway to Purchaser for $114.0 million in cash on February 15, 2017. The sale was closed and funded the same day.

The Oaks at Lakeway is an HEB Grocery Company, L.P. (“HEB”)-anchored retail project planned for 236,739 square feet of commercial space and is located in Lakeway, Texas in the Lake Travis community. The project, which was 100% owned by Seller, was developed on tracts acquired by Stratus between May 2013 and September 2014. The sale excludes approximately 34.7 acres of undeveloped property, which is zoned for residential, hotel, and civic uses.

Net cash proceeds were $50.8 million, after payment of transaction expenses, a net profits participation payment due to HEB, and payoff of the balance of the Lakeway construction loan. Stratus used these net cash proceeds to pay indebtedness outstanding under its credit facility with Comerica Bank, which resulted in Stratus having substantially no debt outstanding except for the following project-specific debt:

•	$148.0 million under the non-recourse Goldman Sachs loan, the proceeds of which were used to refinance the W Austin Hotel & Residences in January 2016;

•	$32.0 million under the construction loan agreement to fund the development and construction of the first phase of a multi-family development in Section N of Barton Creek;

•	$5.6 million under the term loan agreement with PlainsCapital Bank secured by assets at Barton Creek Village; and

•	$4.6 million under the stand-alone revolving credit facility with Comerica Bank to fund the construction and development of the Amarra Villas.

Stratus agreed to guarantee the obligations of Seller under the New Purchase Agreement, up to a liability cap of two percent of the purchase price. This cap does not apply to Stratus’ obligation to satisfy Seller’s indemnity obligations for Seller’s broker commissions or similar compensation or Stratus’ liability in guaranteeing Seller’s obligations under master leases entered into with Purchaser at closing, which are described below.

The New Purchase Agreement also contains representations, warranties and covenants customary for transactions of this type.

Additionally, Seller and Purchaser entered into three master lease agreements at closing: (1) one covering unleased in-line retail space, with a five-year term, (2) one covering four unleased pad sites, three of which have 10-year terms, and one of which has a 15-year term, and (3) one covering the hotel pad with a 99-year term. The hotel pad is currently leased and the master hotel lease will become effective only if the current hotel lessee defaults prior to completion of the hotel. As specified conditions are met, primarily consisting of the tenant executing a lease, commencing payment of rent and taking occupancy, leases will be assigned to Purchaser and the corresponding property will be removed from the master lease, reducing Seller’s master lease payment obligation. Stratus projects that its master lease payment obligation will approximate $170,000 per month and will decline over time until leasing is complete and all leases are assigned to Purchaser, which is projected to occur by February 2019. To secure its obligations under the master leases, Stratus has provided a $1.5 million irrevocable letter of credit with a three-year term.

With respect to the master leases, if Stratus is not successful in leasing unleased space as projected, or tenants currently paying rent default prior to their leases being assigned to Purchaser, Seller would be responsible for the attributable lease payments to Purchaser through the earlier of (1) the time alternative lease arrangements can be made and the lease is assigned to Purchaser and (2) the end of the term of the applicable master lease.

The foregoing description of the New Purchase Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the New Purchase Agreement, which is attached hereto as Exhibit 2.1 and incorporated by reference into this Item 1.01.

Item 2.01. Completion of Acquisition or Disposition of Assets.

The disclosures set forth in Item 1.01 above are incorporated by reference into this Item 2.01.

Item 8.01. Other Events.

Stratus issued a press release dated February 21, 2017 titled “Stratus Properties Inc. Completes Sale of The Oaks at Lakeway.” A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference into this Item 8.01.

Item 9.01. Financial Statements and Exhibits.

(b)	Pro forma financial information.

The following unaudited pro forma condensed financial statements (the “Pro Forma Financial Information”) has been prepared to reflect the sale of The Oaks at Lakeway, which was completed on February 15, 2017. For additional information, see Item 1.01 in this Current Report on Form 8-K.

The unaudited pro forma condensed balance sheet is presented as if the sale had occurred on September 30, 2016. The unaudited pro forma condensed statements of operations for the year ended December 31, 2015, and the nine months ended September 30, 2016, are presented as if the sale had occurred on January 1, 2015. The historical consolidated financial information has been adjusted to reflect factually supportable items that are directly attributable to the sale transaction and, with respect to the statements of operations only, expected to have a continuing impact on the combined results.

The Pro Forma Financial Information has been prepared under accounting principles generally accepted in the United States (U.S. GAAP). The pro forma adjustments have been made solely for the purpose of providing Pro Forma Financial Information as required by the U.S. Securities and Exchange Commission rules. Differences between these pro forma adjustments and the final accounting may be material.

The Pro Forma Financial Information is provided for informational purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial position of Stratus would have been had the sale transaction occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position. The Pro Forma Financial Information should be read in conjunction with (i) the accompanying notes to the Pro Forma Financial Information? (ii) the audited consolidated financial statements and accompanying notes of Stratus contained in its annual report on Form 10-K for the year ended December 31, 2015? and (iii) the unaudited condensed consolidated financial statements and accompanying notes of Stratus contained in its quarterly report on Form 10-Q for the quarterly period ended September 30, 2016.

STRATUS PROPERTIES INC.

UNAUDITED PRO FORMA CONDENSED BALANCE SHEET

AT SEPTEMBER 30, 2016

(In Thousands)

	Historical (1)	Adjustments (2)	Pro Forma
ASSETS
Cash, cash equivalents and restricted cash	$26,922	$16,751	$43,673
Real estate held for sale	21,526	—	21,526
Real estate under development	111,491	(19,953)	91,538
Real estate available for development	13,733	5,405	19,138
Real estate held for investment, net	240,614	(51,996)	188,618
Deferred tax and other assets	43,563	(3,273)	40,290

Total assets	$457,849	$(53,066)	$404,783

LIABILITIES AND EQUITY
Liabilities:
Accounts payable and accrued liabilities	$31,018	$(1,313)	$29,705
Debt	285,358	(91,585)	193,773
Other liabilities	10,247	39,832 (3)	50,079

Total liabilities	326,623	(53,066)	273,557
Total equity	131,226	—	131,226

Total liabilities and equity	$457,849	$(53,066)	$404,783

NOTES TO UNAUDITED PRO FORMA CONDENSED BALANCE SHEET

(1)	Stratus’ historical financial information has been derived from its Quarterly Report on Form 10-Q for the period ended September 30, 2016.
(2)	Pro forma adjustments reflect the sale of The Oaks at Lakeway and use of the cash proceeds to pay the outstanding balance of the related construction loan ($53.6 million on September 30, 2016) and the outstanding amounts under Stratus’ credit facility with Comerica Bank ($38.0 million on September 30, 2016) as required by the Comerica loan agreement.
(3)	As a result of Stratus’ continuing involvement under the master lease agreements with Purchaser, the transaction does not qualify as a sale under U.S. GAAP. Accordingly, a deferred gain is recorded in other liabilities and will be reduced by payments made under the master lease agreements. All or a portion of the deferred gain may be recognized in future periods when Stratus’ continuing involvement ends or the maximum exposure under the master leases is less than the deferred gain.

STRATUS PROPERTIES INC.

UNAUDITED PRO FORMA CONDENSED STATEMENTS OF OPERATIONS

(In Thousands)

	Nine Months Ended September 30, 2016
	Historical (1)	Adjustments (2)	Pro Forma
Revenues	$59,356	$(4,061)	$55,295
Cost of sales	50,102	(2,155)	47,947
General and administrative expenses	9,718	—	9,718

Operating loss	(464)	(1,906)	(2,370)
Interest expense, net	(6,894)	2,716	(4,178)
Other losses, net	(1,054)	—	(1,054)
Benefit from (provision for) income taxes	2,587	(270)	2,317

Net (loss) income	$(5,825)	$540	$(5,285)

See accompanying notes to Unaudited Pro Forma Condensed Statements of Operations.

	Year Ended December 31, 2015
	Historical (1)	Adjustments (2)	Pro Forma
Revenues	$80,871	$(517)	$80,354
Cost of sales	67,811	(231)	67,580
General and administrative expenses	8,057	—	8,057
Gain on sales of assets	(20,729)	—	(20,729)

Operating income (loss)	25,732	(286)	25,446
Interest expense, net	(4,065)	1,103	(2,962)
Other losses, net	(1,714)	—	(1,714)
(Provision for) benefit from income taxes	(5,576)	488	(5,088)

Net income (loss)	$14,377	$1,305	$15,682

NOTES TO UNAUDITED PRO FORMA CONDENSED STATEMENTS OF OPERATIONS

(1)	Stratus’ historical financial information has been derived from its Quarterly Report on Form 10-Q for the period ended September 30, 2016, and Annual Report on Form 10-K for the year ended December 31, 2015, as applicable.
(2)	Pro forma adjustments reflect the sale of The Oaks at Lakeway and use of the cash proceeds to pay the related construction loan and the outstanding amounts under Stratus’ credit facility with Comerica

Bank as required by the Comerica loan agreement, as well as the corresponding effect on interest expense, net of capitalized interest, as if the sale had occurred on January 1, 2015.

(d) Exhibits.

The Exhibits included as part of this Current Report are listed in the attached Exhibit Index.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stratus Properties Inc.

By:	/s/ Erin D. Pickens
Erin D. Pickens
Senior Vice President and Chief Financial Officer (authorized signatory and Principal Financial Officer)

Date: February 21, 2017

Stratus Properties Inc.

Exhibit Index

Exhibit Number

2.1	Agreement of Sale and Purchase, dated February 15, 2017, between Stratus Lakeway Center, LLC and FHF I Oaks at Lakeway, LLC.

99.1	Press Release dated February 21, 2017, titled “Stratus Properties Inc. Completes Sale of The Oaks at Lakeway.”